                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                                Tiffany & Co.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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
                                                               April 8, 1999

Tiffany & Co.
727 Fifth Avenue
New York, N.Y. 10022

William R. Chaney
Chairman of the Board

Michael J. Kowalski
President and Chief Executive Officer

Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of Tiffany & Co. on Thursday, May 20, 1999, at 10:00 a.m. in the Roof/Penthouse of the St. Regis Hotel, 2 East 55th Street at Fifth Avenue, New York, New York.

      We hope that you can join us at this meeting. As a stockholder, your participation in the affairs of Tiffany & Co. is important, regardless of the number of shares that you hold. Therefore, whether or not you are able to personally attend, please vote your shares by completing and returning the enclosed proxy card or by calling the telephone number listed on the card as soon as possible.

      Enclosed are Tiffany & Co.'s 1998 Annual Report and Proxy Statement. I hope you find it informative reading.

      Thank you for your interest in Tiffany & Co.

                                                  Sincerely,


                                                  William R. Chaney


                                                  Michael J. Kowalski


                                                              PRELIMINARY COPIES

                      1999 Annual Meeting of Stockholders

                                Proxy Statement

                                   [graphic]

                                 Tiffany & Co.


                                                              PRELIMINARY COPIES

                            PROXY STATEMENT FOR THE
                      1999 ANNUAL MEETING OF STOCKHOLDERS

                               TABLE OF CONTENTS

Attendance and Voting Matters .............................................  1
      Introduction ........................................................  1
      Matters To Be Voted On at the 1999 Annual Meeting ...................  1
      How To Vote Your Shares .............................................  1
      The Number of Votes That You Have ...................................  2
      What a Quorum Is ....................................................  2
      What a Broker Non-Vote Is ...........................................  3
      What Vote Is Required To Approve Each Proposal ......................  3
      Proxy Voting on Proposals in the Absence of Instructions ............  4
      How Proxies Are Solicited ...........................................  4

Ownership of Tiffany & Co .................................................  5
      Stockholders Who Own At Least Five Percent of Tiffany & Co ..........  5
      Ownership by Executive Officers and Directors .......................  5
      Compliance of Directors, Executive Officers and Greater-Than-Ten-
            Percent Stockholders with Section 16(a) Beneficial Ownership
            Reporting Requirements ........................................  7

Tiffany & Co.'s Board of Directors and Executive Officers .................  7
      The Board of Directors, In General ..................................  7
      Committees of the Board of Directors ................................  8
      Compensation of Directors ...........................................  9
      Compensation of the CEO and Other Executive Officers ................ 10
      Compensation Committee Report on Executive Compensation ............. 17

Performance of Tiffany & Co. Stock ........................................ 21

Discussion of Proposals Presented by the Board ............................ 22
      Item I -- Election of the Board of Directors ........................ 22
      Item II -- Increase in the Number of Authorized Shares of
            Common Stock .................................................. 24
      Item III -- Appointment of Independent Accountants .................. 26

Other Matters ............................................................. 26
      Stockholder Proposals, In General ................................... 26
      Stockholder Proposals for Inclusion in the Proxy Statement
            for the 2000 Annual Meeting ................................... 27
      Reminder to Vote .................................................... 27


                                                              PRELIMINARY COPIES

                         ATTENDANCE AND VOTING MATTERS

Introduction

      The Annual Meeting of the stockholders of Tiffany & Co. will be held on Thursday, May 20, 1999, at 10:00 a.m. in the Roof/Penthouse of the St. Regis Hotel, 2 East 55th Street at Fifth Avenue, New York, New York.

      You are entitled to vote at our 1999 Annual Meeting because you were a stockholder, or held Tiffany & Co. stock through a broker, bank or other nominee, at the close of business on March 25, 1999, the record date for this year's Annual Meeting. That is why you were sent this Proxy Statement and accompanying material.

      We have also enclosed for your review a copy of our 1998 Annual Report to Stockholders. This Report contains financial and other information about our business during the last fiscal year (February 1, 1998, to January 31, 1999).

Matters To Be Voted On at the 1999 Annual Meeting

      There are three matters scheduled to be voted on at this year's Annual
Meeting:

      o     the election of the Board of Directors,

      o the amendment of our Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 60 million to 120 million, and

      o the approval of independent accountants to examine our fiscal 1999 financial statements.

How To Vote Your Shares

      You can vote your shares at the Annual Meeting in one of two ways.

      The first way is by having one or more individuals who will be at the Annual Meeting vote your shares for you. These individuals are called "proxies" and using them to cast your ballot at the Annual Meeting is called voting "by proxy."

      If you wish to vote by proxy, you must do one of the following:

      o complete the enclosed form, called a "proxy card," and mail it in the envelope provided, or

      o call the telephone number listed on the proxy card and follow the prerecorded instructions.


                                       1                      PRELIMINARY COPIES

      If you do one of the above, you will have designated three officers of Tiffany & Co. to act as your proxies at the 1999 Annual Meeting. One of them will then vote your shares at the Annual Meeting in accordance with the instructions you have given them on the proxy card or over the telephone with respect to each of the proposals presented in this Proxy Statement.

      While we know of no other matters to be acted upon at this year's Annual Meeting, it is possible that other matters may be presented at the meeting. If that happens and you have voted by proxy, your proxy will vote on such other matters in accordance with his or her best judgment.

      If you decide to vote by proxy, you can revoke -- that is, change or cancel -- your vote at any time before your proxy casts his or her vote at the Annual Meeting. Revoking your vote by proxy may be accomplished in one of three ways:

      o you can send in another proxy card or call in different instructions,

      o you can notify the Secretary of Tiffany & Co. in writing that you wish to revoke your proxy, or

      o     you can attend the Annual Meeting and vote in person.

      The other way you can vote your shares is by attending the Annual Meeting and voting in person. If you decide to vote this way, you do not have to bring the enclosed proxy card with you to the Annual Meeting; you will be given a ballot at the meeting to complete and return. This ballot must be submitted before the polls close at the Annual Meeting in order for your vote to be counted.

      A special note for those who plan to attend the Annual Meeting and vote in person: if your shares are held in the name of a broker, bank or other nominee, you must bring a statement or letter from the person or entity in whose name the shares are registered indicating that you are the beneficial owner of those shares as of the record date. If you do not bring such a statement or letter, your vote at the meeting will not be counted.

The Number of Votes That You Have

      Each share of Tiffany & Co. common stock has one vote. The number of shares, or votes, that you have at this year's Annual Meeting is indicated on the enclosed proxy card.

What a Quorum Is

      A "quorum" is the minimum number of shares that must be present at an Annual Meeting for a valid vote. For our stockholder meetings, a majority of shares outstanding on the record date must be present.


                                       2                      PRELIMINARY COPIES

      The number of shares outstanding at the close of business on March 25, 1999, the record date, was 35,115,421. Therefore, 17,557,711 shares must be present at our 1999 Annual Meeting for a quorum to be established.

      To determine if there is a quorum, we consider a share "present" if:

      o the stockholder who owns the share is present at the Annual Meeting, whether or not he or she chooses to cast a ballot on any proposal, or

      o     the stockholder is represented by proxy at the Annual Meeting.

      If a stockholder is represented by proxy at the Annual Meeting, his or her shares are deemed present for purposes of a quorum, even if:

      o the stockholder withholds his or her vote or marks "abstains" for one or more proposals; or

      o     there is a "broker non-vote" on one or more proposals.

What a "Broker Non-Vote" Is

      Shares held in a broker's name may be voted by the broker, but only in accordance with the rules of the New York Stock Exchange. Under those rules, your broker must follow your instructions. If you do not provide instructions to your broker, your broker may vote your shares based on its own judgment or it may withhold a vote. Whether your broker votes or withholds its vote is determined by the New York Stock Exchange rules and depends on the proposal being voted upon.

      If your broker withholds its vote, that is called a "broker non-vote." As stated above, broker non-votes are counted as present for a quorum.

What Vote Is Required To Approve Each Proposal

      Directors are elected by a plurality of the votes cast for directors at the Annual Meeting. This means that, of all nominees, the top eight in terms of "for" votes received will be elected directors.

      You may withhold your vote "for" any nominee, but there is no means for you to vote "against" any nominee. To withhold your vote "for" any or all of the nominees named in this Proxy Statement, you can so mark your proxy card or ballot or, if you call in your vote, so indicate by telephone. A broker non-vote is the same as a withheld vote; neither will have any effect on the outcome of the election of directors.

      The proposal to approve the amendment to our Restated Certificate of Incorporation requires the affirmative vote of a majority of the issued and outstanding shares of Tiffany & Co. common stock. That means that holders of 17,557,711 shares of common stock must vote "for" the proposal in order to


                                       3                      PRELIMINARY COPIES
increase the number of authorized shares from 60 million to 120 million. For this proposal, broker non-votes and abstentions will have the same effect as a vote "against" the proposal.

      The proposal to ratify the approval of PricewaterhouseCoopers LLP as independent accountants for fiscal 1999 will be decided by a plurality of the votes cast "for" or "against" the proposal. Therefore, if you "abstain" from voting on this matter - in other words, you do not vote on the matter or you indicate "abstain" on the proxy card or by telephone, it will not affect the outcome of votes on this proposal. That is because only votes cast "for" or "against" this proposal will be counted in determining whether or not it has been approved. Broker non-votes on this proposal will be treated the same as abstentions; neither will have any effect on the vote on the proposal.

Proxy Voting on Proposals in the Absence of Instructions

      If you complete a proxy card or you call the telephone number on the card and enter your control number, but do not give any instructions as to how your shares are to be voted, your proxies will vote your shares in accordance with the following recommendations of the Board of Directors:

      o FOR the election of all eight nominees for director named in this Proxy Statement,

      o FOR approval of an amendment to our Restated Certificate of Incorporation increasing the number of authorized shares of common stock from 60,000,000 shares to 120,000,000 shares, and

      o FOR approval of the appointment of PricewaterhouseCoopers LLP as independent accountants to examine our fiscal 1999 financial statements.

How Proxies Are Solicited

      We have hired the firm of Kissel-Blake Inc. to assist in the solicitation of proxies on behalf of the Board of Directors. Kissel-Blake Inc. has agreed to perform this service for a fee of not more than $5,500 plus out-of-pocket expenses.

      Employees of Tiffany and Company, a subsidiary of Tiffany & Co., may also solicit proxies on behalf of the Board of Directors. These employees will not receive any additional compensation for their work soliciting proxies and any costs incurred by them in doing so will be paid for by Tiffany and Company.

      This particular solicitation is being made by mail, but proxies may also be solicited in person, by facsimile, by telephone or by electronic mail (e-mail).

      In addition, we will pay for any costs incurred by brokerage houses and others for forwarding proxy materials to beneficial owners.


                                       4                      PRELIMINARY COPIES

                           OWNERSHIP OF TIFFANY & CO.

Stockholders Who Own At Least Five Percent of Tiffany & Co.

      The following table shows all persons who were known to us to be "beneficial owners" of at least five percent of Tiffany & Co. stock as of March 25, 1999. Footnote 1 below provides a brief explanation of what is meant by the term "beneficial ownership."

      This table is based upon reports filed with the Securities and Exchange Commission, commonly referred to as the SEC. These reports are publicly available. You may therefore obtain copies of them from the SEC, if you so desire.

Name and Address                             Amount and                 Percent
      of                                 Nature of Beneficial             of
Beneficial Owner                            Ownership (1)                Class
----------------                         --------------------           -------
The Equitable Companies Incorporated
    1290 Avenue of the Americas
    New York, New York 10104                 4,465,867                   12.7

Oak Value Capital Management, Inc.
    3100 Tower Boulevard, Suite 700
    Durham, North Carolina 27707             2,347,078                    6.7

----------

(1) "Beneficial ownership" is a term broadly defined by the SEC and includes more than the typical form of stock ownership, that is, stock held in the person's name. The term also includes what is referred to as "indirect ownership" such as where, for example, the person has or shares the power to vote the stock, sell it or acquire it within 60 days. Accordingly, some of the shares reported as beneficially owned in this table may actually be held by other persons or organizations. Those other persons and organizations are described in the reports filed with the SEC.

Ownership by Executive Officers and Directors

      The following table shows the number of shares of Tiffany & Co. common stock beneficially owned as of March 25, 1999, by executive officers, including the Chief Executive Officer (the "CEO") and the four next most highly compensated executive officers, and directors of Tiffany & Co. as of the end of the last fiscal year (January 31, 1999).


                                       5                      PRELIMINARY COPIES

                                              Amount and               Percent
                                          Nature of Beneficial           of
Name                                           Ownership              Class (1)
----                                      --------------------        ---------
Directors:
William R. Chaney (CEO)(2)                    460,200 (3)                1.3
Rose Marie Bravo                                2,804 (4)                 *
Samuel L. Hayes III                            75,550 (5)(6)              *
Michael J. Kowalski (Executive Officer)       196,750 (7)                 *
Charles K. Marquis                             47,703 (5)                 *
James E. Quinn (Executive Officer)             92,282 (8)                 *
Yoshiaki Sakakura                               1,748 (9)                 *
William A. Shutzer                             56,003 (10)                *
Geraldine Stutz                                48,203 (5)                 *

Executive Officers:
James N. Fernandez                             25,432 (11)                *
Patrick B. Dorsey                              41,100 (12)                *

All executive officers and
directors as a group (16 persons):          1,129,084 (13)               3.2

(1) An asterisk (*) is used to indicate less than 1% of the class outstanding.

(2) On February 1, 1999, Mr. Kowalski assumed the title and duties of Chief Executive Officer.

(3) Includes 65,000 shares issuable upon the exercise of "Vested Stock Options" which are stock options that either are exercisable as of March 25, 1999, or will become exercisable within 60 days of that date, and 64,200 shares held by Mr. Chaney's wife.

(4) Includes 1,804 shares issuable upon the exercise of Vested Stock Options.

(5) Includes 29,703 shares issuable upon the exercise of Vested Stock Options.

(6) Includes 44,500 shares held in trust for the benefit of children of Prof. Hayes, Barbara L. Hayes, his wife, as trustee; 506 shares held in trust for the benefit of a brother of Prof. Hayes, Prof. Hayes as trustee; and 800 shares held by Prof. Hayes's wife.

(7) Includes 158,750 shares issuable upon the exercise of Vested Stock Options.

(8) Includes 87,250 shares issuable upon the exercise of Vested Stock Options; 32 shares credited to Mr. Quinn's account under the Tiffany & Co. Employee Profit Sharing and Retirement Savings Plan; and 4,000 shares held by Mr. Quinn's wife.

(9) Represents shares issuable upon the exercise of Vested Stock Options.

(10) Includes 5,719 shares issuable upon the exercise of Vested Stock Options and 25,300 shares held by Mr. Shutzer's minor children.

(11) Includes 23,000 shares issuable upon the exercise of Vested Stock Options and 32 shares credited to Mr. Fernandez's account under the Tiffany & Co. Employee Profit Sharing and Retirement Savings Plan.

(12) Includes 33,500 shares issuable upon the exercise of Vested Stock Options.


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

(13) Includes 448,500 shares issuable upon the exercise of Vested Stock Options and 373 shares held in the Tiffany & Co. Employee Profit Sharing and Retirement Savings Plan.

Compliance of Directors, Executive Officers and Greater-Than-Ten-Percent Stockholders with Section 16(a) Beneficial Ownership Reporting Requirements

      Section 16(a) of the Securities Exchange Act of 1934 requires Tiffany & Co.'s directors, executive officers and greater-than-ten-percent stockholders to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. These persons are also required to provide us with copies of those reports.

Based on our review of those reports and of certain other documents we have received, we believe that, during and with respect our last fiscal year (February 1, 1998, to January 31, 1999), all filing requirements under
Section 16(9) applicable to our directors, executive officers and greater-than-ten-percent stockholders were satisfied.

           TIFFANY & CO.'S BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The Board of Directors, In General

      Tiffany & Co. is a Delaware corporation. Our principal subsidiary is Tiffany and Company, a New York corporation. For the sake of clarity, from here on Tiffany & Co. will be referred to as "Tiffany & Co." or "the Company" in this Proxy Statement and Tiffany and Company will be referred to as simply "Tiffany."

      Our Board of Directors is currently comprised of nine members. However, as explained below, after this year's Annual Meeting, the size of the Board will be reduced to eight members.

      Directors are required by our By-laws to be less than age 72 when elected or appointed unless the Board of Directors waives that provision with respect to an individual director whose continued service is deemed uniquely important to Tiffany & Co. The Board of Directors can also fill vacancies and newly created directorships as well as amend the By-laws to provide for a greater or lesser number of directors.

      Yoshiaki Sakakura, a member of the Board of Directors since November 1989, has decided not to stand for re-election at this year's Annual Meeting. We would like to take this opportunity to thank him for his many years of dedicated service to the Board. Rather than nominate a successor, however, we have decided to follow the recommendation of the Nominating Committee and reduce the size of the Board from nine to eight members.


                                       7                      PRELIMINARY COPIES

      The Board of Directors met seven times during fiscal 1998. With respect to the eight nominees for director, their attendance rate at Board and committee meetings averaged over 98% in fiscal 1998. Mr. Sakakura's attendance rate in fiscal 1998 was less than 75%.

Committees of the Board of Directors

      The Board of Directors has an Audit Committee, a Compensation Committee, a Stock Option Subcommittee and a Nominating Committee.

      Under its charter, the Audit Committee's responsibilities include

      o     reviewing the adequacy of our system of internal financial controls,

      o recommending to the Board of Directors the appointment of independent accountants and evaluating their proposed audit scope, performance and fee arrangement,

      o conducting a post-audit review of our financial statements and audit findings in advance of publication, and

      o     reviewing in advance proposed changes in our accounting methods.

      Prof. Hayes, Mr. Marquis and Mr. Shutzer currently serve as members of the Audit Committee. During fiscal 1998, there were three meetings of this committee.

      The functions performed by the Compensation Committee include

      o     approval of remuneration arrangements for executive officers, and

      o approval of compensation plans in which officers and employees of Tiffany are eligible to participate.

      Ms. Bravo, Prof. Hayes, Mr. Marquis, Mr. Sakakura, Mr. Shutzer and Ms. Stutz currently serve as members of the Compensation Committee. In fiscal 1998, there were three meetings of this committee.

      The Stock Option Subcommittee, a subcommittee of the Compensation Committee, determines the grant of options and other matters under our 1998 Employee Incentive Plan.

      Prof. Hayes, Mr. Shutzer and Ms. Stutz currently serve as members of the Stock Option Subcommittee. The Stock Option Subcommittee met six times in fiscal 1998.

      The role of the Nominating Committee is to recommend to the Board of Directors

      o     policies on the composition of the Board of Directors,

      o criteria for the selection of nominees for election to the Board of Directors,


                                       8                      PRELIMINARY COPIES

      o     nominees to fill vacancies on the Board of Directors, and

      o     nominees for election to the Board of Directors.

      Prof. Hayes, Mr. Shutzer and Ms. Stutz currently serve as members of the Nominating Committee. This committee had one meeting in fiscal 1998.

Compensation of Directors

      Directors who are not employees of Tiffany & Co. or its subsidiaries are paid or provided with the following for their service on the Board:

      o     an annual retainer of $38,000,

      o an additional annual retainer of $2,500 if the director is also a chairperson of the Compensation, Audit or Nominating Committee,

      o a per-meeting-attended fee of $2,000 for meetings attended in person, except that no fee is paid for attendance at any committee or subcommittee meetings which occur on the same day as a meeting of the full Board of Directors,

      o a fee of $500 for each telephonic meeting in which the director participates,

      o     stock options, as discussed below, and

      o     a retirement benefit, also discussed below.

      Under Tiffany's Amended and Restated Executive Deferral Plan, directors may defer up to one hundred percent (100%) of their cash compensation and invest the amounts they defer in various accounts and funds established under the plan.

      Tiffany & Co. also reimburses directors for expenses they incur in attending Board and committee meetings, including expenses for travel, food and lodging.

      Non-employee directors may receive, in addition to the compensation described above, options to purchase shares of Tiffany & Co. stock. These options vest in two equal installments - 1/2 after one year of service on the Board following the grant of the option, and the balance, after two years of service. However, as explained below, all installments become immediately exercisable in the event there is a "change in control" of Tiffany & Co.

      These options typically expire after 10 years, but they expire sooner if, before the end of that 10-year period, the director leaves the Board. The option's exercise price is the fair market value of Tiffany & Co. stock on the date of grant, which is calculated as the average of the highest and lowest sales prices of the stock on the New York Stock Exchange on the date of grant.

      Current policy provides that new non-employee directors will be granted options to purchase 5,000 shares of Tiffany & Co. stock upon their election or appointment to the Board.


                                       9                      PRELIMINARY COPIES

      Non-employee directors with five or more years of Board service when they retire are also entitled to receive an annual retirement benefit equal to the lesser of the annual retainer in effect during the year in which they retire or $38,000. Subject to adjustment for partial years served, this benefit is payable quarterly and continues for a period of time equal to the director's length of service on the Board. However, this particular benefit will not apply to any new director appointed or elected after January 1, 1999.

      Messrs. Chaney, Kowalski and Quinn are employees of Tiffany. They, therefore, receive no separate compensation for their service as directors.

Compensation of the CEO and Other Executive Officers

      This section includes a summary of salaries, bonuses and other compensation paid to our CEO and each of the four (4) next highest paid executive officers during the last three fiscal years. Also presented in this section are options granted to and exercised by each of them in fiscal 1998, retirement benefits currently available to them and any special employment, termination or change-in-control arrangements that have been made with any of them.

                           SUMMARY COMPENSATION TABLE

                                                              Long Term
                                      Annual Compensation    Compensation
                                      -------------------    ------------
                                                              Securities
Name and                                                      Underlying       All Other
Principal Position (1)         Year    Salary      Bonus     Options/SARs    Compensation
---------------------------    ----   --------   --------   --------------   ------------
William R. Chaney              1998   $636,172   $780,000    15,000 shares   $183,113 (2)
Chairman of the                1997   $556,962   $484,000    50,000 shares   $180,018 (3)
Board and CEO                  1996   $522,248   $540,000    30,000 shares   $138,650 (4)

Michael J. Kowalski            1998   $466,628   $337,500   100,000 shares    $67,905 (5)
President and Chief            1997   $387,572   $209,000    35,000 shares    $50,647 (6)
Operating Officer              1996   $352,896   $222,750    25,000 shares    $28,950 (7)

James E. Quinn                 1998   $382,048   $254,000    75,000 shares    $53,765 (8)
Vice Chairman                  1997   $328,347   $161,000    25,000 shares    $43,049 (9)
                               1996   $315,209   $182,250    15,000 shares    $26,231 (10)

James N. Fernandez             1998   $316,418   $186,000    50,000 shares    $38,697 (11)
 Executive Vice President      1997   $264,845   $106,000    20,000 shares    $30,940 (12)
 and Chief Financial Officer   1996   $231,761   $106,500    10,000 shares    $23,087 (13)

Patrick B. Dorsey              1998   $237,189   $ 85,000    12,000 shares    $27,460 (14)
 Senior Vice President,        1997   $216,110   $ 71,000    10,000 shares    $27,365 (15)
 General Counsel and           1996   $209,321   $ 81,000     6,000 shares    $19,672 (16)
 Secretary


                                      10                      PRELIMINARY COPIES

(1) Titles are as of the end of fiscal year 1998 (January 31, 1999). On February 1, 1999, Mr. Kowalski assumed the title and duties of Chief Executive Officer.

(2) Represents $100,000 contributed to Mr. Chaney's deferred compensation account, $80,521 attributable to split-dollar life insurance premiums, and $2,592 attributable to premiums for executive long-term disability insurance. Mr. Chaney's deferred compensation arrangement and the split-dollar life insurance provided to him and other executive officers are discussed below under "Other Compensation Arrangements."

(3) Represents $100,000 contributed to Mr. Chaney's deferred compensation account, $77,858 attributable to split-dollar life insurance premiums and $2,160 attributable to premiums for executive long-term disability insurance.

(4) Represents $100,000 contributed to Mr. Chaney's deferred compensation account, $36,490 attributable to split-dollar life insurance premiums and $2,160 attributable to premiums for executive long-term disability insurance.

(5) Represents $65,313 attributable to split-dollar life insurance premiums and $2,592 attributable to premiums for executive long-term disability insurance.

(6) Represents $48,487 attributable to split-dollar life insurance premiums and $2,160 attributable to premiums for executive long-term disability insurance.

(7) Represents $26,935 attributable to split-dollar life insurance premiums and $2,015 attributable to premiums for executive long-term disability insurance.

(8) Represents $51,173 attributable to split-dollar life insurance premiums and $2,592 attributable to premiums for executive long-term disability insurance.

(9) Represents $40,889 attributable to split-dollar life insurance premiums and $2,160 attributable to premiums for executive long-term disability insurance.

(10) Represents $24,216 attributable to split-dollar life insurance premiums and $2,015 attributable to premiums for executive long-term disability insurance.

(11) Represents $36,105 attributable to split-dollar life insurance premiums and $2,592 attributable to premiums for executive long-term disability insurance.

(12) Represents $28,840 attributable to split-dollar life insurance premiums and $2,100 attributable to premiums for executive long-term disability insurance.

(13) Represents $21,550 attributable to split-dollar life insurance premiums and $1,537 attributable to premiums for executive long-term disability insurance.

(14) Represents $25,271 attributable to split-dollar life insurance premiums and $2,189 attributable to premiums for executive long-term disability insurance.

(15) Represents $25,662 attributable to split-dollar life insurance premiums and $1,703 attributable to premiums for executive long-term disability insurance.

(16) Represents $18,275 attributable to split-dollar life insurance premiums and $1,397 attributable to premiums for executive long-term disability insurance.


                                       11                     PRELIMINARY COPIES

                       OPTION GRANTS IN FISCAL YEAR 1998

                                          Percent of
                                        Total Options
                                        Granted to all
                                         Employees in       Per
                                            Fiscal         Share
                           Options           Year         Exercise     Expiration       Grant Date
Name                     Granted (1)         1998         Price (2)      Date (3)    Present Value (4)
-------------------    --------------   --------------    ---------    ----------    -----------------
William R. Chaney       15,000 shares         2.0         $59.9063      1/21/2009       $  294,450
Michael J. Kowalski    100,000 shares        13.1         $59.9063      1/21/2009       $1,963,000
James E. Quinn          75,000 shares         9.8         $59.9063      1/21/2009       $1,472,250
James N. Fernandez      50,000 shares         6.5         $59.9063      1/21/2009       $  981,500
Patrick B. Dorsey       12,000 shares         1.6         $59.9063      1/21/2009       $  235,560

----------
(1) These options are exercisable in four equal installments, with the first installment (1/4 of the total grant) becoming exercisable on the first anniversary of the grant date and the three remaining installments becoming exercisable on subsequent consecutive anniversaries of the grant date. However, all installments become immediately exercisable in the event there is a "change in control" of Tiffany & Co. The term "change in control" is discussed below.

(2) The exercise price for each share is its fair market value on the date of grant. This is determined by averaging the highest and lowest sales prices of Tiffany & Co. stock on the New York Stock Exchange on the date of grant.

(3) Normally, these options expire on the 10th anniversary of their grant date. However, their expiration date will be accelerated if, before that 10th anniversary, the officer dies, becomes disabled, retires or leaves Tiffany.

(4) The amounts stated are hypothetical values calculated under the Black-Scholes model, a mathematical formula used to value options covering securities traded on stock exchanges. This formula considers a number of factors in estimating an option's present value, including the stock's volatility rate (21.5%), expected term (5 years), interest rate (5.5%) and dividend yield (0.8%). The actual value, if any, that the executive officer will realize from these options will depend solely on the increase of the stock price over the $59.9063 per share exercise price when the options are exercised.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1998
                       AND FISCAL YEAR-END OPTION VALUES

                                                          Number of                   Value of
                         Shares                      Unexercised Options         In-The-Money Options
                        Acquired       Value        at Fiscal Year-End (1)      at Fiscal Year-End (1)
Name                  on Exercise    Realized     Exercisable/Unexercisable   Exercisable/Unexercisable
------------------    -----------   ----------    -------------------------   -------------------------
William R. Chaney        80,000     $2,052,404        235,000 /  80,000        $8,333,589 / $1,359,219
MichaelJ. Kowalski       12,000       $635,010        158,750 / 151,250        $5,450,363 / $1,099,375
JamesE. Quinn            10,000       $329,688         87,250 / 108,750        $2,838,479 / $  716,250
James N. Fernandez       10,000       $263,057         23,000 /  75,000        $  595,000 / $  524,688
PatrickB. Dorsey         10,000       $259,980         52,500 /  13,500        $1,877,124 / $  286,500


                                       12                     PRELIMINARY COPIES

(1) Options are deemed "exercisable" in this table if they are exercisable as of January 31, 1999, or will become exercisable within 60 days of that date.

      PENSION PLAN AND SUPPLEMENTAL RETIREMENT INCOME PLAN

      Tiffany has established two separate retirement plans for eligible employees: a Pension Plan and a Supplemental Retirement Income Plan.

      The Pension Plan is a "qualified plan," that is, it is designed to comply with those provisions of the Internal Revenue Code applicable to retirement plans. The Pension Plan provides participants with a retirement benefit based on the participant's "average final compensation" multiplied by his or her years of service with Tiffany. The amount of the benefit payable under the Pension Plan is subject to Internal Revenue Code limitations.

      The Supplemental Retirement Income Plan is not a qualified plan and is not subject to Internal Revenue Code limitations on the amount of benefits it may pay. It was established to supplement the Pension Plan and Social Security by providing additional payments upon a participant's retirement.

      Payments under the Supplemental Retirement Income Plan, together with payments under the Pension Plan and from Social Security, would equal a variable percentage of the participant's "average final compensation." This assumes that the vesting requirements under the Supplemental Retirement Income Plan are met.

      Depending upon the participant's years of service with Tiffany, the combined benefit under the Pension Plan and the Supplemental Retirement Income Plan and from Social Security would be as follows:

                              Combined Benefit as a
                              Percentage of
Years of Service              Average Final Compensation
----------------              --------------------------
30 or more                                60%
25-29                                     50%
20-24                                     40%
15-19                                     30%
10-14                                     20%
less than 10                              0%

      A participant's "average final compensation" is the average annual compensation he or she received over the five highest paid plan years (January 1 to December 31) during his or her last 10 years of service. In general, compensation reported in the Summary Compensation Table above as "Salary" and "Bonus" is compensation for purposes of the Pension Plan and the Supplemental Retirement Income Plan; amounts attributable to the exercise of stock options are not included.


                                       13                     PRELIMINARY COPIES

      The following table sets forth the estimated combined annual benefit payable on retirement to participants under the Supplemental Retirement Income Plan, Pension Plan and Social Security.

                          Annual Total Benefit for Years of Service
                -------------------------------------------------------------
Average Final
Compensation      15           20            25           30            35
------------    -------      -------       -------      -------       -------
$125,000        $37,500      $50,000       $62,500      $75,000       $75,000
$150,000        $45,000      $60,000       $75,000      $90,000       $90,000
$175,000        $52,500      $70,000       $87,500     $105,000      $105,000
$200,000        $60,000      $80,000      $100,000     $120,000      $120,000
$225,000        $67,500      $90,000      $112,500     $135,000      $135,000
$250,000        $75,000     $100,000      $125,000     $150,000      $150,000
$300,000        $90,000     $120,000      $150,000     $180,000      $180,000
$400,000       $120,000     $160,000      $200,000     $240,000      $240,000
$450,000       $135,000     $180,000      $225,000     $270,000      $270,000
$500,000       $150,000     $200,000      $250,000     $300,000      $300,000
$600,000       $180,000     $240,000      $300,000     $360,000      $360,000
$700,000       $210,000     $280,000      $350,000     $420,000      $420,000
$800,000       $240,000     $320,000      $400,000     $480,000      $480,000
$900,000       $270,000     $360,000      $450,000     $540,000      $540,000
$1,000,000     $300,000     $400,000      $500,000     $600,000      $600,000

      All executive officers except Mr. Chaney are eligible to participate in the Pension Plan and the Supplemental Retirement Income Plan. At the end of the last fiscal year (January 31, 1999), the current years of creditable service and average final compensation under both plans for each of the executive officers named in the Summary Compensation Table were as follows:

Name                     Years of Service        Average Final Compensation
----                     ----------------        --------------------------
Michael J. Kowalski             20                        $488,016
James E. Quinn                  12                        $423,425
James N. Fernandez              20                        $304,583
Patrick B. Dorsey               13                        $262,985

                        OTHER COMPENSATION ARRANGEMENTS

      As indicated above, Mr. Chaney is not eligible for benefits under either the Pension Plan or the Supplemental Retirement Income Plan. Instead, Tiffany has credited $25,000 per calendar quarter, plus accrued interest at a prime rate, to an account in his favor. This was done under the terms of a deferred compensation agreement entered into with Mr. Chaney in December 1989. The account is maintained on the books of Tiffany as a liability to Mr. Chaney.

      On Mr. Chaney's resignation as Chief Executive Officer on January 31, 1999, the deferred compensation agreement was amended to provide for the discontinuance of accruals to his account after December 31, 1998. As of February


                                       14                     PRELIMINARY COPIES

1, 1999, the balance in that account was $2,644,701.78. Commencing in March of 1999, Tiffany became obligated under the Agreement to pay Mr. Chaney a monthly annuity of $22,449.35 from the account. This obligation terminates on Mr. Chaney's death. On his death, the excess, if any, of the balance in his account as of February 1, 1999, over the sum of all annuity payments actually made will be paid to Mr. Chaney's estate.

      The Company and Tiffany have entered into retention agreements with four executive officers. These agreements would provide a covered executive with compensation if he should incur an "involuntary termination" after a "change in control." The purpose of these agreements is to keep our management team in place and focused on their job duties should discussions of a "change in control" ever occur. An "involuntary termination" does not include a termination for cause, but does include a resignation for good cause.

      When, if ever, a "change in control" occurs, the covered executives would have fixed, or guaranteed, terms of employment under their retention agreement as follows: two years in the case of Mr. Fernandez and Mr. Dorsey and three years in the case of Mr. Kowalski and Mr. Quinn. If the executive incurs an involuntary termination during his term, compensation, keyed to the length of his term, would be payable to the executive as follows:

      o     two or three times salary and bonus as severance,

      o a payment equal to the present value of two or three years of additional years of service credit under the Supplemental Retirement Income Plan, and

      o two or three years of benefits continuation under Tiffany's health and welfare plans.

      The covered executives may receive other benefits in connection with a "change in control," such as accelerated vesting of stock options or pension benefits under the Supplemental Retirement Income Plan. Because a covered executive's receipt of payments and benefits in connection with a "change in control" may trigger a 20% excise tax under Section 280G of the Internal Revenue Code, the retention agreements contain "gross-up" provisions. Under these provisions, the Company or Tiffany must pay the covered executive's excise tax and any additional income tax resulting from the gross-up provisions. If the gross-up provisions are triggered, the Company or Tiffany, as the case may be, will be unable to deduct most of the "change in control" payments and benefits.

      Tiffany maintains split-dollar life insurance agreements with some of its executive officers, including Mr. Chaney, Mr. Kowalski, Mr. Quinn, Mr. Fernandez and Mr. Dorsey. Under those agreements, Tiffany pays the premiums for executive life insurance and will be repaid for those premium payments from the death benefit.


                                       15                     PRELIMINARY COPIES

      Until there is a "change in control," Tiffany has the right to terminate those split-dollar agreements. If there is a "change in control," Tiffany loses that right, and will then be bound to continue to pay premiums until the maturity date of each executive's agreement, which is when the executive reaches age 65, or age 75 in the case of Mr. Chaney. At the maturity date, the cash value of each policy will be sufficient for the following purposes:

      o     to repay Tiffany for its premium investment, and

      o to continue the policy in force, without payment of further premiums, with a death benefit equivalent to twice the executive's average annual salary and bonus compensation for the last three calendar years prior to termination of employment.

      In the event of a "change in control" of Tiffany & Co., all options granted under its various stock option plans become exercisable in full. In addition, all benefits under the Supplemental Retirement Income Plan become vested and payable at retirement age, but only if, at the time of the change in control, benefits are also vested under the Pension Plan.

      For purposes of the split-dollar agreements, the Supplemental Retirement Income Plan and the stock options, the term "change in control" means that one of the following events has occurred:

      o any person or group of persons acting in concert, and by person we mean an individual or organization, acquires thirty-five percent or more in voting power or stock of Tiffany & Co., including the acquisition of any right, option, warrant or other right to obtain such voting power or stock, whether or not presently exercisable, unless the acquisition is authorized or approved by the Board of Directors;

      o a majority of the Board of Directors is, for any reason, not made up of individuals who were either on the Board on January 21, 1988, or, if they became members of the Board after that date, were approved by the directors; or

      o any other circumstance which the Board deems to be a "change in control."

      For purposes of the retention agreements, a "change in control" includes the above events, as well as additional events amounting to a change in control of the Company or Tiffany, even if the Board has approved of such events. Such events could include a so-called "friendly" acquisition of the Company or Tiffany.


                                       16                     PRELIMINARY COPIES

Compensation Committee Report on Executive Compensation

      The following is the Compensation Committee's report on executive compensation:

--------------------------------------------------------------------------------

            The Committee's overall compensation policy is to provide a reward structure that will motivate the officers to assist the Company's achievement of its strategic and financial goals, retain and attract competent personnel and link the interests of management with those of the stockholders through stock-based compensation.

            (i) Cash Bonuses

            The Committee believes that the portion of an officer's compensation that is "at risk" (subject to adjustment for corporate and/or individual performance factors) should vary proportionally to the amount of responsibility the officer bears for the Company's success. The Committee adheres to that philosophy in establishing target bonuses.

            Each January, the Committee establishes target bonuses for executive officers for the fiscal year that will begin on the first day of February.

            For most officers, a bonus equal to or in excess of the target is paid if the Company achieves its business plan and if the individual's personal and/or business unit performance meets or exceeds expectations. If the Company fails to achieve its business plan, or if the individual's personal and/or business unit performance fails to meet expectations, the bonus is reduced or eliminated.

            In January of 1999, the Stock Option Subcommittee (the "Subcommittee") made a different arrangement for Messrs. Kowalski, Quinn and Fernandez. Their fiscal 1999 bonuses will be calculated solely on the basis of the increase or decrease in the Company's consolidated net earnings in accordance with a formula. This arrangement is an "Incentive Award" under the provisions of the 1998 Employee Incentive Plan. For this reason, the entire bonus payable to Messrs. Kowalski, Quinn and Fernandez will be deductible under the provisions of Section 162(m) of the Internal Revenue Code (see below).

            No bonus for fiscal year 1999 will be paid to Mr. Chaney because he will cease to serve as Chief Executive Officer effective February 1, 1999. Mr. Kowalski will assume that position from Mr. Chaney.

--------------------------------------------------------------------------------


                                       17                     PRELIMINARY COPIES

--------------------------------------------------------------------------------

            For fiscal 1999, Mr. Kowalski's target bonus under the Incentive Award arrangement is 75% of his salary. Target bonuses for the other executive officers in fiscal 1999 range from 35% to 50% of salary and average approximately 38%.

            For fiscal 1998, Mr. Chaney's target bonus under an Incentive Award arrangement was 80% of his base salary. The actual bonus paid to Mr. Chaney was $780,000, 150% of his target. This award was calculated by the Subcommittee solely on the basis of the increase of the Company's consolidated net earnings in accordance with a formula established by the Subcommittee in March of 1998.

            Target bonuses for the other executive officers for fiscal year 1998 ranged from 30% to 50% of salary and averaged approximately 34% of salary. The actual bonus paid for fiscal 1998 to each executive officer (other than Mr. Chaney) was determined by the Committee in January of 1999. At that time, the Committee compared the Company's projected fiscal 1998 performance to its business and strategic plans, and the performance of each executive officer (other than of Mr. Chaney himself) was reviewed for the Committee by Mr. Chaney. Mr. Kowalski also contributed to these evaluations (other than with respect to himself and Mr. Chaney). Bonuses actually awarded averaged 127% of the target amounts.

            In awarding bonuses for fiscal 1998 to the executive officers (other than Mr. Chaney) the Committee applied the following measures of corporate financial performance: the success that the Company had in meeting its 1998 objectives for profitability, expense control, sales results and staffing. The Committee also considered, where applicable, the financial results of any business unit for which the officer was responsible. Finally, the Committee considered the following subjective factors: the judgments of Mr. Chaney and Mr. Kowalski and the members of the Committee concerning the officer's leadership, development of creative business opportunities and motivation and development of staff.

            (ii) Salaries and Benefits

            The Committee believes that the Company's compensation and benefits program for its executives is competitive with the program generally offered by comparable retailers and direct marketing organizations. This program enables the Company to retain and attract competent management personnel.

            To assess the competitiveness of the compensation offered to the Company's executive officers, the Committee reviewed an analysis prepared by a nationally recognized compensation consulting firm. That analysis included data concerning compensation provided by companies in the Peer Company Group included in the performance graph set forth below. It also included

--------------------------------------------------------------------------------


                                       18                     PRELIMINARY COPIES

--------------------------------------------------------------------------------

      compensation data available from other publicly traded retail companies and survey data for companies of comparable size and, where available, in comparable businesses. Data from companies other than those included in the Peer Company Group were reviewed, including data from firms much larger than the Company. The Committee believes that a competitive market for the services of retail executives exists, even among firms that are not peers of the Company or that operate in a different line of business.

            Executive salaries are reviewed by the Committee in January of each year and typically are adjusted on the basis of merit and relevant competitive factors.

            (iii) Stock Options

            Options to purchase the Common Stock of the Company are granted to executive officers in January of each year, and may be exercised, when vested, to purchase Common Stock at its fair market value as of the date of the option grant. Options vest and become exercisable in four equal annual installments beginning with the first anniversary of the grant date; non-vested installments are forfeited if the option holder leaves the Company.

            Option grants are authorized by the Subcommittee. The Subcommittee believes that the greater the officer's position and level of responsibility within the Company, the greater the desirability for compensation that is linked to the long-term interests of the stockholders. For that reason, the size of option grants is generally tied to the individual's level of responsibility within the Company. For that same reason, the Subcommittee also reviews the extent of each executive officer's beneficial holdings of the Company's Common Stock, including prior option grants. In determining the size of each option grant the Subcommittee also considers, in certain cases, subjective factors, such as the individual's potential for further growth within the Company and his or her past performance. In January of 1999, the number of shares subject to options awarded to Messrs. Kowalski, Quinn and Fernandez by the Subcommittee was reflective of the increased responsibilities that each of these executives has undertaken effective with the resignation of William
      R. Chaney as Chief Executive Officer.

            (iv) Limitation Under Section 162(m) of the Internal Revenue Code

            Section 162(m) of the Internal Revenue Code generally denies a federal income-tax deduction to a publicly-held corporation for compensation in excess of $1 million per year paid to certain persons. These include persons who were, as of the last day of the corporation's taxable year, (i) the chief executive officer or (ii) among the four highest-compensated officers. This denial of deduction is subject to an exception for certain "performance-based compensation," including

--------------------------------------------------------------------------------


                                       19                     PRELIMINARY COPIES

--------------------------------------------------------------------------------

      the stock options and Incentive Awards discussed above. Under current arrangements, the Company will be entitled to deduct all compensation paid to its executive officers. However, the Board of Directors does not believe that it would be in the best interests of the Company to adopt a policy that would preclude compensation arrangements that might in the future be subject to deduction limitations.

                                                      Rose Marie Bravo
                                                      Samuel L. Hayes III
                                                      Charles K. Marquis
                                                      Yoshiaki Sakakura
                                                      William A. Shutzer
                                                      Geraldine Stutz
                                                      Members of the
                                                      Compensation Committee

--------------------------------------------------------------------------------

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      As indicated above, the following directors served as members of the Compensation Committee during the 1998 fiscal year: Ms. Bravo, Professor Hayes, Messrs. Marquis, Sakakura and Shutzer and Ms. Stutz. None of the members of the Compensation Committee was, at any time either during or before such fiscal year, an employee of Tiffany & Co. or any of its subsidiaries.

      During fiscal 1998, Mr. Marquis was a partner in the law firm of Gibson, Dunn & Crutcher L.L.P. Mr. Marquis is now a Senior Advisor to Investcorp International, Inc. Gibson, Dunn & Crutcher L.L.P. has performed services for the Company and Tiffany.

      During fiscal 1998, Tiffany & Co. obtained $100,000,000 in additional long term financing through a private placement of debt securities. ING Baring Furman Selz LLC earned a fee of $300,000 for services provided as one of the two underwriters of that transaction. Mr. Shutzer is an Executive Vice President of ING Baring Furman Selz LLC and Chairman of its Investment Banking Group.


                                       20                     PRELIMINARY COPIES

                       PERFORMANCE OF TIFFANY & CO. STOCK

      The following graph compares changes in the cumulative total shareholder return on Tiffany & Co.'s stock for the previous five fiscal years to returns on the Standard & Poor's 500 Stock Index and a peer group index for the same period. Cumulative shareholder return is defined as changes in the closing price of our stock on the New York Stock Exchange, adjusted to reflect our July 1996 two-for-one stock split, plus the reinvestment of any dividends paid on our stock.

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
               TIFFANY & CO., S&P 500 INDEX AND PEER GROUP INDEX


GRAPH PLOT POINTS

NAME                          1994    1995    1996    1997    1998    1999
----                          ----    ----    ----    ----    ----    ----
TIFFANY & CO.                100.00  100.37  192.25  260.90  272.15  408.02
Standard & Poors 500         100.00  100.58  139.42  176.48  224.10  296.19
Peer Group                   100.00  106.07  115.96  146.33  153.19  223.40


ASSUMES AN INVESTMENT OF $100 ON JANUARY 31, 1994 IN TIFFANY & CO. STOCK AND EACH OF THE THREE INDICES AND THE REINVESTMENT OF ANY SUBSEQUENT DIVIDENDS.

TOTAL RETURNS ARE BASED ON MARKET CAPITALIZATION; INDICES ARE WEIGHTED AT THE BEGINNING OF EACH PERIOD FOR WHICH A RETURN IS INDICATED.

PEER COMPANY GROUP: A.T. Cross Co.; Gucci Group; Jostens, Inc.; Lazare Kaplan International Inc.; The Neiman-Marcus Group, Inc.; Nordstrom, Inc.; Reeds Jewelers, Inc.; Sotheby's Holdings; Williams-Sonoma Inc.; and Zale Corporation. (Saks Holdings Inc., which in past Proxy Statements has been included in this group, has been deleted as a result of its acquisition in 1998 by another company.)


                                       21                     PRELIMINARY COPIES

                 DISCUSSION OF PROPOSALS PRESENTED BY THE BOARD

Item I -- Election of the Board of Directors

      Each year, we elect directors at an Annual Meeting of Stockholders. At the 1999 Annual Meeting, eight directors will be elected. Each of them will serve until he or she is succeeded by another qualified director or until his or her earlier resignation or removal from office.

      It is not anticipated that any of this year's nominees will be unable to serve as a director, but if that should occur before the Annual Meeting, the Board may either propose another nominee or reduce the number of directors to be elected. If another nominee is proposed, you or your proxy will have the right to vote for that person at the Annual Meeting.

      Information concerning each of the nominees is set forth below:

------------------------

William R. Chaney                   Mr. Chaney, 66, is the Chairman of the Board
                                    of Directors. Mr. Chaney joined Tiffany in
                                    January 1980 as a member of its Board of
                                    Directors and was named Chairman and Chief
                                    Executive Officer of Tiffany & Co. in August
                                    1984. Prior to this, he served as an
                                    executive officer of Avon Products, Inc. Mr.
                                    Chaney also serves on the Boards of
                                    Directors of The Bank of New York and the
                                    Atlantic Mutual Companies.
------------------------

Rose Marie Bravo                    Ms. Bravo, 48, is Worldwide Chief Executive
                                    of Burberry Limited and is a member of its Board of Directors. Ms. Bravo previously served as President of Saks Fifth Avenue from 1992 to 1997. Ms. Bravo became a director of Tiffany & Co. in October 1997 when she was selected by the Board of Directors to fill a newly created directorship.

------------------------


                                       22                     PRELIMINARY COPIES

Samuel L. Hayes III                 Prof. Hayes, 64, has been the Jacob H.
                                    Schiff Professor of Investment Banking at the Harvard Business School since 1975. In
                                    1998, he accepted emeritus status. He was elected a director of Tiffany & Co. in 1984.
                                    He also serves on the boards of the Eaton
                                    Vance Group of Funds and the Kobrick Funds.

------------------------

Michael J. Kowalski                 Mr. Kowalski, 47, is President and Chief
                                    Executive Officer of Tiffany & Co. Prior to his appointment as President in January
                                    1996, he was an Executive Vice President of Tiffany & Co., a position he had held since
                                    March 1992. Mr. Kowalski also served as
                                    Tiffany & Co.'s Chief Operating Officer from
                                    January 1997 until his appointment as Chief
                                    Executive Officer became effective in
                                    February 1999. He became a director of
                                    Tiffany & Co. in January 1995.

------------------------

Charles K. Marquis                  Mr. Marquis, 56, is a Senior Advisor to
                                    Investcorp International, Inc. From 1974 through 1998, he was a partner in the law firm of Gibson, Dunn & Crutcher L.L.P. He was elected a director of Tiffany & Co. in 1984. Mr. Marquis also serves on the Board of Directors of Falcon Building Products,
                                    Inc.

------------------------

James E. Quinn                      Mr. Quinn, 47, is Vice Chairman of Tiffany &
                                    Co., responsible for sales throughout the world. Prior to his appointment as Vice
                                    Chairman in January 1998, Mr. Quinn was an
                                    Executive Vice President of Tiffany & Co., a position he had held since March 1992. He became a director of Tiffany & Co. in January 1995. He is also a member of the Boards of Directors of BNY Hamilton Funds,
                                    Inc. and Mutual of America Capital
                                    Management.

------------------------


                                       23                     PRELIMINARY COPIES

William A. Shutzer                  Mr. Shutzer, 52, is Executive Vice President
                                    of ING Baring Furman Selz LLC and is
                                    Chairman of its Investment Banking Group. He previously served as a Managing Director of Lehman Brothers and its predecessors from 1978 to 1994. He was elected a director of Tiffany & Co. in 1984. Mr. Shutzer is also a member of the Board of Directors of The
                                    Fortress Group.

------------------------

Geraldine Stutz                     Ms. Stutz, 70, has been the principal
                                    partner of GSG Group since 1993. She was previously the Publisher of Panache Press at Random House Inc. and the President of Henri
                                    Bendel, the New York specialty store. She became a director of Tiffany & Co. in July
                                    1987. Ms. Stutz is also a member of the
                                    Board of Directors of Jones New York.

------------------------

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL EIGHT NOMINEES FOR DIRECTOR.

Item II -- Increase in the Number of Authorized Shares of Common Stock

      The Board of Directors asks that the stockholders approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 60,000,000 shares to 120,000,000 shares.

      Of the 60,000,000 million shares currently authorized for issuance, there are only 22,830,333 shares available for issuance as of March 25, 1999, after taking into account 2,054,246 shares reserved for the Company's various stock option plans.

      The Board of Directors and management believe that the Company should have additional authorized shares available for issuance. Such additional shares could be used for any one or more of the following purposes:

      o     common stock splits,

      o     dividends payable in common stock,

      o     financing and acquisition transactions,

      o     dividend reinvestment plans,

      o     employee benefit plans, and

      o     other general corporate purposes.


                                       24                     PRELIMINARY COPIES

Having such shares available for issuance in the future would give the Company greater flexibility and allow shares of common stock to be issued without the expense and delay of a special stockholders meeting.

      If the proposed amendment is approved by the stockholders, the Board will consider a split of the Company's common stock. The Board believes that, in view of the recent market value of the Company's common stock, such a split is desirable as it would result in a price per share that is more attractive to a broader range of investors.

      Except as described above, as of the date of this Proxy Statement, the Board of Directors has neither approved nor is contemplating any transaction which would require the issuance of shares of common stock in excess of the amount currently authorized.

      If the proposed amendment is adopted, the additional authorized shares, when and if properly issued, would have the same voting and other rights as the presently issued and outstanding shares of common stock.

      Existing stockholders do not have and will not have preemptive rights to subscribe for any additional stock of the Company which in the future may be approved for issuance. For that reason, the rights of existing stockholders may be diluted by the issuance of additional common stock. Whether or not such dilution occurs will depend upon the particular circumstances in which additional common stock is issued. No dilution would occur in the case of a stock split, as described above.

      When and if the amendment to the Restated Certificate of Incorporation becomes effective, the additional shares of common stock will be available for issuance without further action by the stockholders except in circumstances where stockholder action is required by law or the rules of any stock exchange on which the common stock may then be listed.

      When and if additional shares are issued, the Company will seek to register those shares as may be required by federal securities laws. The Company will also make application to list the additional shares that are issued as may be required by the New York Stock Exchange and/or other exchanges on which the common stock is then listed.

      The proposed amendment might discourage a person or entity seeking to gain control of the Company from acquiring shares of common stock for that purpose. The proposed amendment could have that effect because the Board of Directors could use the additional authorized shares to oppose a takeover bid if deemed by the Board to be in the best interests of the stockholders. For example, such additional shares could be used:


                                       25                     PRELIMINARY COPIES

      o     to create voting impediments,

      o     to dilute the stock ownership of the person seeking to gain control,

      o for sale to those who might side with the Board of Directors in opposition to such a takeover, or

      o in connection with the Company's Amended and Restated Stockholder Rights Plan, which is described in Note L to the Consolidated Financial Statements included in 1998 Annual Report to Stockholders.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 60 MILLION TO 120 MILLION.

Item III - Appointment of Independent Accountants

      Upon the recommendation of its Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP as independent accountants to examine Tiffany & Co.'s consolidated financial statements for fiscal year 1999. We are asking you to ratify our selection.

      PricewaterhouseCoopers LLP is the successor to the firm formerly known as Coopers & Lybrand. Before becoming a part of PricewaterhouseCoopers LLP, Coopers & Lybrand served as the Company's independent accountants since 1984.

      A representative of PricewaterhouseCoopers LLP will be in attendance at the Annual Meeting to respond to appropriate questions raised by stockholders and will be afforded the opportunity to make a statement at the meeting, if he or she desires to do so.

      The Board of Directors may review its selection if its appointment is not approved by the stockholders.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS TIFFANY & CO.'S INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 1999.

                                 OTHER MATTERS

Stockholder Proposals, In General

      If you would like to submit the name of a candidate for the Nominating Committee to consider as a nominee for director, you may send your proposal at any time to the Nominating Committee, c/o Mr. Patrick B. Dorsey, Secretary, Tiffany & Co., 727 Fifth Avenue, New York, New York 10022.


                                       26                     PRELIMINARY COPIES

      If you would like to nominate a candidate for director or bring other business before the stockholders at the 2000 Annual Meeting, which is currently expected to take place on May 18, 2000, you must comply with the following requirements:

      o you must notify the Secretary of Tiffany & Co. in writing no earlier than January 21, 2000, and no later than February 20, 2000,

      o if the matter you wish to present is other than the nomination of a candidate for director, your proposal must be a proper matter for stockholder action under the General Corporation Law of the State of Delaware, and

      o your proposal must contain all of the information required under our Bylaws, a copy of which is available, at no charge, from the Secretary.

Stockholder Proposals for Inclusion in the Proxy Statement for the 2000 Annual Meeting

      If you wish to submit a proposal to be included in the Proxy Statement for our 2000 Annual Meeting, we must receive it no later than December 10, 1999. Proposals should be sent to Tiffany & Co. at 727 Fifth Avenue, New York, New York, 10022, addressed to the attention of Patrick B. Dorsey, Secretary.

Reminder to Vote

      Please be sure to either complete, sign and mail the enclosed proxy card in the return envelope provided or call in your instructions as soon as you can so that your vote may be recorded and counted.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          Patrick B. Dorsey
                                          Secretary

                                          New York, New York
                                          April 8, 1999


                                       27                     PRELIMINARY COPIES

--------------------------------------------------------------------------------

                                                               Please mark
                                                              your votes as  |_|
                                                               indicated in
                                                               this example

The Board of Directors recommends: a vote FOR all nominee for director in Item 1, FOR approval of an increase in the number of authorized shares of common stock in Item 2, and FOR approval of the appointment of Pricewaterhousecoopers LLP as independent accountants in Item 3. Shares represented by this proxy will be so voted unless otherwise indicated, in which case they will be voted as marked.

                                          FOR ALL        WITHHELD FOR NOMINEES
Item I: Election of the following        NOMINEES             NAMED BELOW
        nominees as directors:
        01 William R. Chaney,               |_|                   |_|
        02 Rose Marie Bravo,
        03 Samuel L. Hayes III,
        04 Michael J. Kowalski,
        05 Charles K. Marquis,
        06 James E. Quinn,
        07 William A. Shutzer and
        08 Geraldine Stutz.

WITHHELD FOR (write in each nominee's name in the space provided below):

--------------------------------------------------------------------------



--------------------------------------------------------------------------

Item 2: Approval of an amendment to       FOR         AGAINST         ABSTAIN
        the Company's Restated
        Certificate of Incorporation      |_|           |_|             |_|
        to increase the number of
        authorized shares of common
        stock, $.01 par value, from
        60,000,000 to 120,000,000.

Item 3: Approval of the appointment of    FOR         AGAINST         ABSTAIN
        PricewaterhouseCoopers LLP as
        independent accountants of the    |_|           |_|             |_|
        Company's fiscal 1999
        financial statements.

                                                        YES             NO
                              I plan to attend the
                                 Annual Meeting.        |_|             |_|

                  NOTE: Please date and sign exactly as your name appears printed on this card. When shares are held by joint owners, all should sign. When signing as fiduciary (e.g., attorney, executor, administrator, conservator, trustee or guardian), please give title. If a corporation or partnership, please sign in corporate or partnership name by an authorized person.

                             THIS PROXY CONTINUED ON THE REVERSE SIDE.

Signature_______________________Signature_______________________Date____________
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                          ----------------------------
                               VOTE BY TELEPHONE
                          QUICK *** EASY *** IMMEDIATE
                          ----------------------------

            YOUR VOTE IS IMPORTANT! YOU CAN VOTE IN ONE OF TWO WAYS:

  TO VOTE BY PHONE: Call toll-free 1-800-840-1208 on a touch tone telephone 24 hours a day-7 days a week.

     There is NO CHARGE to you for this call. Have your proxy card in hand.

You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form

--------------------------------------------------------------------------------
OPTION 1: To vote as the Board of Directors recommends on ALL proposals, press 1.
--------------------------------------------------------------------------------

                   When asked, please confirm by pressing 1.

--------------------------------------------------------------------------------
OPTION 2: If you choose to vote on each proposal separately, press 0. You will hear these instructions.
--------------------------------------------------------------------------------

       Item 1 - FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9; To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the Instructions.

       Item 2 - To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

       Item 3 - To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

                    When asked please confirm by pressing 1.

                                       or

TO VOTE BY MAIL: Mark, sign and date your proxy card and return promptly in the enclosed envelope.

 NOTE: If you vote by telephone, THERE IS NO NEED TO MAIL BACK YOUR PROXY CARD.

                             THANK YOU FOR VOTING.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                 TIFFANY & CO.
                            PROXY FOR ANNUAL MEETING

SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS OF TIFFANY & CO. ("THE COMPANY") TO BE HELD MAY 20, 1999, AT 10:00 A.M. NEW YORK TIME IN THE ROOF/PENTHOUSE OF THE ST. REGIS HOTEL, 2 EAST 55TH STREET AT FIFTH AVENUE, NEW YORK, NEW YORK. THE BOARD OF DIRECTORS RECOMMENDS: A VOTE "FOR" ALL NOMINEES FOR DIRECTOR IN ITEM 1, "FOR" APPROVAL OF AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK IN ITEM 2, AND "FOR" APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS IN ITEM 3.

SHARES REPRESENTED BY THIS PROXY WILL BE SO VOTED UNLESS OTHERWISE INDICATED, IN WHICH CASE THEY WILL BE VOTED AS MARKED. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED "FOR" ITEMS 1, 2 AND 3. IF ANY NOMINEE NAMED ON THE REVERSE SIDE OF THIS CARD IS UNABLE TO SERVE AS A DIRECTOR, THE BOARD OF DIRECTORS MAY NOMINATE ANOTHER PERSON OR PERSONS IN SUBSTITUTION FOR SUCH NOMINEE AND THE PROXIES NAMED BELOW WILL VOTE FOR THE PERSON OR PERSONS SO NOMINATED OR FOR SUCH LESSER NUMBER OF DIRECTORS AS MAY BE PRESCRIBED BY THE BOARD OF DIRECTORS.

The undersigned hereby appoints W.R. CHANEY, J.N. FERNANDEZ, and P.B. DORSEY, and each of them, proxies, with full power of substitution, to act for the undersigned, and to vote all shares of common stock represented by this proxy which the undersigned may be entitled to vote, at the 1999 Annual Meeting of Stockholders (and any adjournment thereof) as directed and permitted on the reverse side of this card and, in their judgment, on such matters as may be incident to the conduct of or may properly come before the meeting.

                                   IMPORTANT

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

Tiffany & Co.
727 Fifth Avenue
New York, N.Y. 10022

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS to be held
                             THURSDAY, MAY 20, 1999

The Annual Meeting of Stockholders of Tiffany & Co. (the "Company") will be held in the Roof/Penthouse of The St. Regis Hotel, 2 East 55th Street at Fifth Avenue, New York, New York on May 20, 1999, at 10:00 a.m. New York time to consider and take action on the following:

1. Election of eight (8) directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified;

2. Approval of an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock, $.01 par value, from 60,000,000 to 120,000,000; and

3. Approval of the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company's fiscal 1999 financial statements.

All stockholders are cordially invited to attend, although only those stockholders of record as of the close of business on March 25, 1999, will be entitled to notice of and to vote at the meeting or any adjournments thereof. The transfer books will not be closed.

A list of stockholders entitled to vote will be available for inspection by interested stockholders at the offices of the Company, 727 Fifth Avenue, New York, New York commencing on April 30, 1999, during ordinary business hours.

BY ORDER OF THE BOARD OF DIRECTORS

Patrick B. Dorsey
Secretary
New York, New York
April 8, 1999

YOUR VOTE IS IMPORTANT. EVEN IF IT IS YOUR DESIRE TO ATTEND THE ANNUAL MEETING, PLEASE CALL IN YOUR VOTE OR SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE.

--------------------------------------------------------------------------------